Press Release

Spirit Realty Capital, Inc. Announces
Third Quarter 2016 Financial and Operating Results
- Generated Net Income of $0.06 per Share, and AFFO of $0.22 per Share -
- Acquired 102 Properties for $216 Million and Disposed of 17 Properties for $69 Million -
- Issued $300 Million of 4.45% Senior Unsecured Notes due 2026-
- Achieved Investment Grade Rating with Moody's -

Dallas, TX-November 2, 2016-Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today released its financial and operating results for the three and nine month periods ended September 30, 2016.

Thomas H. Nolan, Jr., Chairman and Chief Executive Officer stated, “During the third quarter, we continued to grow and strengthen our portfolio, acquiring 102 properties with an investment value of $216 million and an overall initial yield of 7.50%. We also continue to proactively manage our portfolio, disposing of $69 million of properties at an overall capitalization rate of 6.18% for occupied properties. Subsequent to quarter-end, we closed on the sale of 108 properties to 84 Lumber Company for $205.7 million, including a $5 million amendment fee. Finally, having previously achieved investment grade ratings from S&P and Fitch, we received an investment grade rating from Moody's and completed our inaugural Senior Unsecured debt offering in the quarter, raising $300 million of capital to partially retire $322 million of high coupon mortgage debt. As a result, we have significantly lowered our cost of capital and increased our balance sheet flexibility.”

“Year to date we have made numerous achievements enduring to a best in class REIT. We have enhanced our executive management and operations team, our access to and cost of capital and our portfolio scale and quality. We are closing out the year with strong momentum and we are excited by the acquisition opportunity set available to us as we maintain our commitment to increase long-term value for our shareholders.”
Third Quarter 2016 Highlights
Financial Results

•	Rental revenue increased 1.6% to $161.8 million compared to $159.2 million during the same period a year ago.

•	Net income attributable to common stockholders increased 82.6% to $27.4 million compared to $15.0 million during the same period a year ago.

•	Net income per diluted share was $0.06, compared to $0.03 during the same period a year ago.

•	AFFO increased 12.0% to $108.4 million compared to $96.8 million during the same period a year ago.

•	AFFO per diluted share remained unchanged at $0.22 from the same period a year ago.

•	FFO per diluted share decreased to $0.19, compared to $0.21 during the same period a year ago.

Acquisitions and Dispositions

•
Closed 13 real estate transactions totaling $215.9 million which added 102 properties to the portfolio, earning an initial weighted average cash yield of 7.50% under leases with a weighted average term of 15.3 years.

•	Disposed of 17 properties for a gross sales price of $68.8 million with a weighted average capitalization rate of 6.18%, including one asset conveyed to the lender under a defaulted loan.
Year-To-Date 2016 Highlights
Financial Results

•	Rental revenue increased 2% to $484.1 million compared to $473.3 million during the same period a year ago.

•	Net income attributable to common stockholders increased 11% to $96.5 million compared to $86.9 million during the same period a year ago.

•	Net income per diluted share was $0.21, compared to $0.20 during the same period a year ago.

•	AFFO increased 11% to $310.6 million compared to $279.2 million during the same period a year ago.

•	AFFO per diluted share increased to $0.68, representing a 4.4% increase compared to $0.65 during the same period a year ago.

•	FFO per diluted share increased to $0.64, compared to $0.63 during the same period a year ago.
Acquisitions and Dispositions

•
Closed 36 real estate transactions totaling $456.5 million, which added 227 properties to the portfolio, earning an initial weighted average cash yield of 7.64% under leases with a weighted average term of 15.6 years.

•	Disposed of 82 properties for a gross sales price of $313.3 million with a weighted average capitalization rate of 6.33%, including seven assets conveyed to lenders under defaulted loans.
Financial Results
Total revenues for the three months ended September 30, 2016 increased 2% to $172.5 million, compared to $168.4 million in the third quarter of 2015. Total revenues for the nine months ended September 30, 2016 increased 3% to $512.6 million, compared to $498.6 million for the same period in 2015.
Net income attributable to common stockholders increased for the three months ended September 30, 2016 to $27.4 million, or $0.06 per share, compared to net income of $15.0 million, or $0.03 per share for the same period in 2015. Net income attributable to common stockholders increased for the nine months ended September 30, 2016 to $96.5 million, or $0.21 per share, compared to net income of $86.9 million, or $0.20 per share for the same period in 2015.
Funds from Operations ("FFO") for the three months ended September 30, 2016 decreased to $90.0 million, or $0.19 per diluted share, compared to $94.0 million, or $0.21 per diluted share for the same period in 2015. FFO for the nine months ended September 30, 2016 increased to $292.8 million, or $0.64 per diluted share, compared to $271.7 million, or $0.63 per diluted share for the same period in 2015.
Adjusted Funds from Operations ("AFFO") for the three months ended September 30, 2016 increased to $108.4 million, or $0.22 per diluted share, compared to $96.8 million and $0.22 per diluted share for the same period in 2015. AFFO for the nine months ended September 30, 2016 increased to $310.6 million, or $0.68 per diluted share, compared to $279.2 million and $0.65 per diluted share for the same period in 2015.
Portfolio Highlights
At September 30, 2016, Spirit's diversified real estate portfolio, which was comprised of 2,705 properties, was essentially fully occupied at 98.4% and are leased to approximately 452 tenants who represent 28 diverse industries across 49 states. At September 30, 2016, Spirit’s leases had a weighted average remaining term of 10.5 years. In the third quarter, the Company renewed 9 expiring leases, or 100% of expiring leases, at 101% of expiring rent.
Balance Sheet, Liquidity and Capital Markets

•	Adjusted Debt to Annualized Adjusted EBITDA was 6.2x as of September 30, 2016, compared to 6.8x at September 30, 2015 and 6.9x at December 31, 2015.

•	As of November 2, 2016, Spirit had approximately $13 million in cash and cash equivalents on its balance sheet and had drawn $26 million under its $800 million credit facility.

•	On August 11, 2016, the Company received an investment grade rating from Moody's Ratings Services.

•
On August 18, 2016 Spirit Realty, LP issued $300 million of 4.45% Senior Unsecured Notes due 2026, which are unconditionally guaranteed by Spirit Realty Capital, Inc. Proceeds were initially used to reduce amounts outstanding under the Term Loan, credit facility and for general corporate purposes.

•
During the three months ended September 30, 2016, extinguished $322.1 million of secured debt that had a 5.63% weighted average coupon rate. During the nine months ended September 30, 2016, extinguished $817.3 million of secured debt that had a 6.02% weighted average coupon rate.

•
Unencumbered assets totaled $4.9 billion at September 30, 2016, compared to $3.0 billion at September 30, 2015; representing approximately 58% and 36% of Spirit's total real estate investments, respectively.

•
During the three months ended September 30, 2016, sold 3.3 million shares of common stock under the Company's At-The-Market (ATM) Program, at a weighted average share price of $13.66, generating aggregate net proceeds of $44.7 million. During the nine months ended September 30, 2016, sold 6.3 million shares of common stock under the Company's ATM Program, at a weighted average share price of $12.47, generating aggregate net proceeds of $77.7 million.

•	On November 2, 2016, the Company's Board of Directors authorized a new $500 million ATM program, which will replace its $350 million ATM program filed in April 2014.
Dividend
During the third quarter of 2016, Spirit's Board of Directors declared a quarterly cash dividend of $0.175 per share, which equates to an annualized dividend of $0.70 per share. The quarterly dividend was paid on October 14, 2016 to stockholders of record as of September 30, 2016.
2016 Guidance
The Company is maintaining its 2016 AFFO guidance range of $0.87 to $0.89 per diluted share. The Company does not provide a reconciliation for its guidance range of AFFO per diluted share to net income available to common stockholders per diluted share, the most directly comparable forward looking GAAP financial measure, due to the inherent variability in timing and/or amount of various items that could impact net income available to common stockholders per diluted share, including, for example, gains on debt extinguishment, impairments and other items that are outside the control of the Company.

2017 Guidance
The Company is initiating its 2017 AFFO guidance range of $0.89 to $0.91 per share. The Company does not provide a reconciliation for its guidance range of AFFO per diluted share to net income available to common stockholders per diluted share, the most directly comparable forward looking GAAP financial measure, due to the inherent variability in timing and/or amount of various items that could impact net income available to common stockholders per diluted share, including, for example, gains on debt extinguishment, impairments and other items that are outside the control of the Company.
Additional information regarding Spirit's 2017 AFFO guidance and its underlying assumptions will be discussed during the Company's third quarter 2016 earnings conference call on Thursday, November 3, 2016 at 11:00 a.m. Eastern Time. Dial-in information and other pertinent details relating to the earnings conference call can be obtained on the investor relations section of the company website at www.spiritrealty.com.
Earnings Webcast and Conference Call
The Company's third quarter 2016 earnings conference call is scheduled for Thursday, November 3, 2016 at 11:00 am Eastern Time. The web-cast link can be located in the investor relations section of the Company’s website at www.spiritrealty.com. The dial-in information and other pertinent details relating to the earnings conference call can be obtained on the investor relations section of the Company's website at www.spiritrealty.com.
Supplemental Package
A supplemental financial and operating report that contains non-GAAP measures and other defined terms, along with this press release has been posted to the investor relations section of the Company's website at www.spiritrealty.com/investors.
About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States.  Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits.  Our properties are frequently acquired through strategic sale-leaseback transactions and are predominantly leased on a long-term, triple-net basis to high-quality tenants.

Founded in 2003, we are an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns.  As of September 30, 2016, our undepreciated gross real estate investment portfolio was approximately $8.4 billion, representing investments in 2,705 properties, including 75 properties securing mortgage loans made by the Company. Our properties are leased to approximately 452 tenants who represent 28 diverse industries across 49 states.

More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Investor Contact:
(972) 476-1900
InvestorRelations@spiritrealty.com

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common stock, and conditions of the equity and debt capital markets, generally), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, risks related to the relocation of our corporate headquarters to Dallas, Texas, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants' financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Notice Regarding Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the Appendix of the supplemental financial and operating report, which can be found in the investor relations section of our website.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015 (Restated)	2016	2015 (Restated)
Revenues:
Rentals	$161,765	$159,183	$484,090	$473,308
Interest income on loans receivable	1,042	1,764	4,326	5,216
Earned income from direct financing leases	660	725	2,082	2,299
Tenant reimbursement income	3,469	3,780	10,493	11,903
Other income and interest from real estate transactions	5,572	2,973	11,600	5,920
Total revenues	172,508	168,425	512,591	498,646
Expenses:
General and administrative	15,112	12,165	40,611	36,737
Restructuring charges	3,264	100	5,726	100
Property costs	6,916	6,496	20,854	20,317
Real estate acquisition costs	1,056	576	2,092	2,122
Interest	47,653	54,673	149,842	168,754
Depreciation and amortization	65,300	64,493	194,227	195,460
Impairments	15,407	21,027	41,396	56,998
Total expenses	154,708	159,530	454,748	480,488
Income from continuing operations before other (expense) income and income tax expense	17,800	8,895	57,843	18,158
Other (expense) income:
(Loss) gain on debt extinguishment	(8,349)	342	326	2,489
Total other (expense) income	(8,349)	342	326	2,489
Income from continuing operations before income tax expense	9,451	9,237	58,169	20,647
Income tax expense	(12)	(184)	(932)	(707)
Income from continuing operations	9,439	9,053	57,237	19,940
Discontinued operations:
(Loss) income from discontinued operations	—	(41)	—	90
Gain on disposition of assets	—	—	—	590
(Loss) income from discontinued operations	—	(41)	—	680
Income before gain on disposition of assets	9,439	9,012	57,237	20,620
Gain on disposition of assets	17,960	5,991	39,221	66,291
Net income attributable to common stockholders	$27,399	$15,003	$96,458	$86,911
Net income per share of common stock—basic:
Continuing operations	$0.06	$0.03	$0.21	$0.20
Discontinued operations	—	—	—	—
Net income per share attributable to common stockholders—basic	$0.06	$0.03	$0.21	$0.20
Net income per share of common stock—diluted:
Continuing operations	$0.06	$0.03	$0.21	$0.20
Discontinued operations	—	—	—	—
Net income per share attributable to common stockholders—diluted	$0.06	$0.03	$0.21	$0.20
Weighted average shares of common stock outstanding:
Basic	479,554,362	440,205,348	457,263,526	429,387,707
Diluted	480,598,610	440,353,965	457,301,623	429,738,776
Dividends declared per common share issued	$0.17500	$0.17000	$0.52500	$0.51000

SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	September 30, 2016	December 31, 2015 (Restated)

Assets
Investments:
Real estate investments:
Land and improvements	$2,769,045	$2,710,888
Buildings and improvements	4,877,955	4,816,481
Total real estate investments	7,647,000	7,527,369
Less: accumulated depreciation	(974,859)	(860,954)
	6,672,141	6,666,415
Loans receivable, net	69,218	104,003
Intangible lease assets, net	484,600	526,718
Real estate assets under direct financing leases, net	36,013	44,324
Real estate assets held for sale, net	118,425	84,259
Net investments	7,380,397	7,425,719
Cash and cash equivalents	13,184	21,790
Deferred costs and other assets, net	160,949	179,180
Goodwill	256,470	264,350
Total assets	$7,811,000	$7,891,039
Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facilities	$105,000	$—
Term Loan, net	368,400	322,902
Senior Unsecured Notes, net	295,215	—
Mortgages and notes payable, net	2,241,783	3,079,787
Convertible Notes, net	699,465	690,098
Total debt, net	3,709,863	4,092,787
Intangible lease liabilities, net	186,935	193,903
Accounts payable, accrued expenses and other liabilities	148,267	142,475
Total liabilities	4,045,065	4,429,165
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 750,000,000 shares authorized: 483,566,341 and 441,819,964 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	4,836	4,418
Capital in excess of par value	5,174,706	4,721,323
Accumulated deficit	(1,413,599)	(1,262,839)
Accumulated other comprehensive loss	(8)	(1,028)
Total stockholders’ equity	3,765,935	3,461,874
Total liabilities and stockholders’ equity	$7,811,000	$7,891,039

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)
(Unaudited)

FFO and AFFO

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income attributable to common stockholders (1)	$27,399	$15,003	$96,458	$86,911
Add/(less):
Portfolio depreciation and amortization
Continuing operations	65,155	64,399	193,892	195,178
Portfolio impairments
Continuing operations	15,384	20,629	41,693	56,506
Discontinued operations	—	—	—	34
Realized gain on sales of real estate (2)	(17,960)	(5,993)	(39,221)	(66,883)
Total adjustments	62,579	79,035	196,364	184,835

FFO	$89,978	$94,038	$292,822	$271,746
Add/(less):
Loss (gain) on debt extinguishment	8,349	(342)	(326)	(2,489)
Restructuring charges	3,264	—	5,726	—
Other costs included in general and administrative associated with headquarters relocation	1,501	—	3,442	—
Real estate acquisition costs	1,056	576	2,092	2,122
Non-cash interest expense	4,178	2,478	10,144	7,644
Accrued interest and fees on defaulted loans	853	1,960	3,951	5,412
Swap termination costs (included in general and administrative)	—	—	1,724	—
Non-cash revenues	(4,200)	(5,396)	(16,155)	(15,947)
Non-cash compensation expense	3,399	3,469	7,189	10,757
Total adjustments to FFO	18,400	2,745	17,787	7,499

AFFO	$108,378	$96,783	$310,609	$279,245

Dividends declared to common stockholders	$84,606	$75,040	$246,151	$221,225
Net income per share of common stock
Basic (4)	$0.06	$0.03	$0.21	$0.20
Diluted (3) (4)	$0.06	$0.03	$0.21	$0.20
FFO per share of common stock
Diluted (3) (4)	$0.19	$0.21	$0.64	$0.63
AFFO per share of common stock
Diluted (3) (4)	$0.22	$0.22	$0.68	$0.65
Weighted average shares of common stock outstanding:
Basic	479,554,362	440,205,348	457,263,526	429,387,707
Diluted (3)	480,598,610	440,353,965	457,301,623	429,738,776
(1) For the nine month period ended September 30, 2016, net income attributable to common stockholders includes compensation for lost rent received from the Haggen Holdings, LLC settlement for 6 rejected stores as follows (in millions):

Contractual rent from date of rejection through either sale or September 30, 2016	$1.3
Prepaid rent for the 3 stores subsequently sold	0.5
Total included in AFFO	$1.8
(2) Includes amounts related to discontinued operations.
(3) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(4) For the three months ended September 30, 2016 and 2015, dividends paid to unvested restricted stockholders of $0.2 million and $0.1 million, respectively, and for the nine months ended September 30, 2016 and 2015, dividends paid to unvested restricted stockholders of $0.4 million and $0.6 million, respectively, are deducted from net income, FFO and AFFO attributable to common stockholders in the computation of per share amounts.